EXHIBIT 10.3
EXECUTIVE SEPARATION AGREEMENT

THIS AGREEMENT is entered into between L Brands, Inc. (the “Company”) and Charles McGuigan (the "Executive") (collectively, the “parties").
WHEREAS, the Executive’s employment with the Company will end effective July 4, 2020 (the “Separation Date”); and
WHEREAS, the Executive acknowledges that, except as modified by this Agreement, the Executive is obligated to comply with all of the terms and covenants that are set forth in Section 11 of the Executive’s Employment Agreement, effective as of December 31, 2007, as amended, and fully incorporated into this Agreement (“Employment Agreement”); and
WHEREAS, the Company has determined that due to the Executive’s intimate knowledge of its business and personnel that it is in the best interest of the Company to secure from the Executive additional covenants.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties agree as follows:
1.Upon the Executive’s separation from the Company and subject to the Executive’s compliance with the terms and conditions contained in this Agreement, the Company agrees that the Executive is eligible to receive one hundred four (104) weeks of the Executive’s weekly base salary as of February 1, 2020, less applicable withholdings (“Separation Pay”). Said payments will be paid through the Company’s standard payroll process and will begin on the first pay period following the Separation Date, will be paid to the Executive’s estate following the Executive’s death during the payment period and will end upon the Executive’s receipt or the Executive’s estate’s receipt of one hundred four (104) weeks of Separation Pay. If, following the Separation Date, the Executive obtains employment with another employer, the Executive will continue to receive the balance of the one hundred four (104) weekly payments unless said employment is in violation of this Agreement or Section 11 of the Employment Agreement. The Executive agrees to immediately notify Shelley Milano or her successor upon acceptance of any offer of employment.
2.The Company agrees to provide the Executive with outplacement counseling through Lee Hecht Harrison for a period of six (6) months. The Company will pay Lee Hecht Harrison directly for these services.
3.The Company agrees that if the Executive is currently participating in the Company’s medical and/or dental plan (collectively, “Health Plans”), it will continue to provide benefits under the Health Plans to the Executive as if the Executive had continued to be employed by the Company during the period the Company is obligated to pay the Executive Separation Pay under paragraph 1 above and shall pay the full premium for such benefits; provided, however, such benefits under the Health Plans shall cease upon the earlier of eighteen (18) months from the Separation Date or the Executive’s first day of employment.
4.The Company agrees that the Executive shall receive all monies, rights, or benefits to which the Executive is entitled and/or vested as of the Separation Date under the Company’s Deferred Compensation Plans, Savings and Retirement Plans, and Stock Option and Performance Incentive Plan in accordance with the provisions of those plans. With respect to the Company’s Performance Incentive Plan, the Company agrees to pay the Executive the Executive’s incentive compensation pay-out for the Spring 2020 season, if any, between September 1, 2020 and September 30, 2020; for the Fall 2020 season, if any, between March 1, 2021 and March 31, 2021; and for the Spring 2021 season, if any, between September 1, 2021 and September 30, 2021. For each such season, the Executive’s incentive compensation payout shall be calculated consistent with the calculation of the incentive compensation payout for executives of the Company employed in a similar executive capacity as the Executive immediately preceding the Separation Date. Notwithstanding anything in this Agreement to the contrary, the Executive agrees and understands that after the Spring 2021 season that ends on or about August 1, 2021, the Executive is not eligible to participate further in the Company’s Performance Incentive Plan. For the Executive’s restricted stock grants, the Executive will be entitled to a pro rata vesting in accordance with the stock award treatment schedule provided to the Executive. The Executive understands that each plan has restrictions and certain requirements that the Executive must follow in order to receive monies, rights, or benefits under those Plans. The Executive is responsible for following all specified restrictions and requirements.
5.Effective July 4, 2022 the Company agrees to release the Executive from the non-compete obligations contained in Section 11(c) of the Executive’s Employment Agreement.
6.The Company shall be released from its obligations under paragraphs 1 and 2 of this Agreement if the Executive violates any of the terms and covenants that are set forth herein or in Section 11 of the Executive’s Employment Agreement. Further, the Executive agrees to immediately return to the Company all Company-related property and materials in the Executive’s possession.
7.The Executive agrees that the sums of money and conditions set forth in paragraphs 1, 2, 3 and 4 represent any and all termination pay, PTO (vested or unvested), back pay, wages, incentive compensation payments, damages (liquidated or unliquidated), benefits, attorneys’ fees, costs, interest, or other monies to which the Executive may be entitled from the Company. The Executive also agrees that the sums of money and the conditions set forth in paragraphs 1, 2, 3 and 4 are sufficient consideration for the signing of this Agreement and that the Company is released from any and all obligations under the Employment Agreement.
8.To the extent that any amounts payable under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and no exemption or exception applies, payment of such amounts shall be made in accordance with the requirements of Section 409A, including, but not limited to, the requirement that if the Executive is a “specified employee” (as that term is defined in Section 409A and the regulations thereunder), the payment of any such amount (the “Delayed Payments”) will not be made until the first day of the seventh month after the month of the Executive’s “separation from service” (as that term is defined in Section 409A and the regulations thereunder). Any Delayed Payments that would have been paid during the required delay for a specified employee shall be paid in a lump sum to the Executive with interest calculated thereon based on the prime rate reported in the Wall Street Journal on the date the first Delayed Payment was otherwise due, and all other amounts shall then be paid pursuant to the Company’s normal payroll process and this Agreement. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. For purposes of any payments to be made or benefits to be provided under this Agreement to which Section 409A applies, the terms “separation” and “termination” and the Separation Date shall have the same meaning as “separation from service” under Section 409A.
Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A, to the extent possible.
The parties intend this Agreement to be in compliance with, or otherwise exempt from, Section 409A, to the extent possible.
The federal, state, and local income and/or other tax treatment of payments and benefits under this Agreement shall not be, and is not, warranted or guaranteed. Neither the Company, its parent or their subsidiaries, nor their attorneys, or any of their designees, shall be liable for any taxes, penalties, or other monetary amounts owed by the Executive or any other person as a result of any payment under this Agreement.
9.To the fullest extent allowed by law, the Executive acquits, releases and forever discharges the Company, L Brands, Inc., all of their subsidiaries and their past, present and future officers, directors, agents, employees and shareholders, of and from all, and all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which the Executive ever had or may now have, with respect to any aspect of employment by, or termination from, the Company and with respect to any other agreement, including but not limited to, any claim under the Age Discrimination in Employment Act (29 U.S.C. §§ 621, et seq.) and any other federal, state, local or common law with respect to age, race, sex, and all other forms of employment discrimination, breach of contract, tort or federal, state and local laws relating to employment and its termination. The Executive expressly acknowledges that this is a general release of all known and unknown claims and represents full understanding of the meaning and import of a general release of all known and unknown claims, and that the Executive is executing this release, intending thereby to be legally bound by its terms, of the Executive’s own free will, without promises or threats or the exertion of duress.
Under this release, the Executive does not waive rights or claims that arise after the date the Executive signs this Agreement, nor does it preclude the Executive from submitting any dispute to arbitration pursuant to paragraph 13 for the purpose of enforcing the Executive’s rights under this Agreement.
10.The Executive will not disclose (directly or indirectly) to any person or entity, in any manner whatsoever, confidential information concerning any matters affecting or relating to the operations, business or personnel of the Company or any of its affiliated companies except insofar as disclosure is required pursuant to a subpoena and/or in a court, legislative or regulatory proceeding or process. The Executive also agrees not to make any statements, comments or remarks about the Company, its employees or its operations to the media and/or their agents or any vendor of the Company and/or their agents and agrees to direct all contacts from the media with respect to the Executive’s separation from the Company, its employees or its operations to Tammy Roberts Myers or her successor. The Executive will not reveal the existence of this Agreement, nor any of its terms, to any person, entity or organization other than the Executive’s attorneys, accountants, advisors, spouse or as required by law. The Executive agrees not to make any disparaging remarks about the Company or its employees, current or former, or otherwise attempt to influence any person, corporation, agency or entity not to do business with the Company.
11.Notwithstanding anything to the contrary contained in this Agreement, nothing herein prohibits or restricts the Executive from filing a charge or complaint with, participating in an investigation with, or reporting possible violations of federal or state law or regulations to: the U.S. Equal Employment Opportunity Commission or any state or local fair employment practices agency; the National Labor Relations Board; the Occupational Safety and Health Administration; the Securities and Exchange Commission; the U.S. Department of Justice; or any other federal, state, or local law enforcement agency.
12.The Executive agrees to fully assist and cooperate with the Company with any and all disputes, lawsuits, claims or proceedings about which the Executive has knowledge or information through the Executive’s employment with the Company. This cooperation includes but is not limited to being reasonably accessible to consult with the Company and/or its counsel, attend meetings, review documents, prepare for and attend depositions, hearings or trials without the need for subpoenas, provide any documents in the Executive’s possession that relate to the proceeding and provide assistance in obtaining or finding such documents. For any such assistance the Company agrees to provide the Executive with reasonable reimbursement for expenses. The Executive further recognizes a duty and obligation to preserve all attorney-client confidences learned within the Executive’s employment with the Company and acknowledges that the Company will not waive its attorney-client privilege with respect to such confidences.
13.If the Executive or Company contends that the provisions of this Agreement are not being complied with, written notice of alleged non-compliance shall be given to the other party within twenty (20) calendar days of knowledge of the alleged non-compliance. Such notice must be either hand delivered or received by mail on or before said 20th day. The party receiving such notice shall have ten (10) business days from receipt of such written notice to resolve the alleged non-compliance through mutual efforts at conciliation. The parties may mutually agree in writing upon additional time to endeavor to resolve the alleged non-compliance. In the event that conciliation fails within the time set forth above, with the exception of a claim for injunctive relief, the parties agree to the submission of the dispute(s) to a mutually agreeable arbitrator whose award shall be accepted as final and binding upon the parties. If the parties are unable to agree upon an arbitrator, one shall be selected pursuant to American Arbitration Association’s Employment Arbitration Rules then in effect. The arbitration shall be held in Columbus, Ohio and the parties shall treat the arbitration proceedings as completely confidential. Except as otherwise agreed, the dispute(s) must be presented, upon the request of either party, to the arbitrator within twenty (20) calendar days from the date of the failure of conciliation, as set forth above, and the arbitrator must issue a decision within twenty (20) calendar days thereafter. Prior to making any request for arbitration, the party requesting arbitration shall certify to the other in writing that the request is well founded both in law and in fact. In the event of arbitration instituted under this Agreement, the parties shall be equally responsible for payment of the arbitrator’s fees. In any arbitration instituted under this Agreement, the arbitrator shall have the authority to award any and all other appropriate damages. This Agreement to arbitrate may be compelled under the Ohio or Federal Arbitration Act.
The interpretation and enforcement of this Agreement shall be governed by the internal laws and judicial decisions of the State of Ohio, without regard to any principles of conflicts of laws.
14.The Executive has twenty-one (21) days from date of receipt to sign this Agreement. The Executive understands and is advised to discuss any concerns with an attorney before executing this Agreement. After signing this Agreement, the Executive has seven (7) days to revoke the Agreement. The parties agree that the Executive must clearly communicate any decision to revoke to Shelley Milano or her successor within the seven-day period.
15.This Agreement may not be changed orally and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Executive and the Company except for Section 11 of the Employment Agreement previously incorporated by reference. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall be invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
WHEREFORE, the parties hereto have read all of the foregoing, understand the same, have had an opportunity to review it with legal counsel, if any, and agree to all of the provisions contained herein.

For Company:			Given to the Executive on:
By:	/s/ SHELLEY MILANO	Date:	5/18/20
Shelley Milano
Its:	Chief Human Resources Officer

Date:	5/18/20

VOLUNTARILY AND KNOWINGLY
AGREED AND ACCEPTED AS
SPECIFIED ABOVE:

/s/ CHARLES MCGUIGAN
Charles McGuigan
Date:	5/19/20